Exhibit 10.2

RETIREMENT AGREEMENT

VINCENT J. TRACEY

This Retirement Agreement (“Agreement”) is hereby entered into as of the Effective Date (as defined in paragraph 18) between RE/MAX Holdings, Inc.(“Holdings”), RIHI, Inc. f/k/a RE/MAX International Holdings, Inc. (“RIHI”), RMCO, LLC and RE/MAX, LLC, (which together with their affiliates and their respective shareholders, directors, officers, employees, representatives, predecessors, successors, assigns and/or any person who acted on behalf of RIHI and/or RE/MAX, LLC or on instruction from RIHI and/or RE/MAX, LLC are collectively referred to as  “RE/MAX” or the “Company”) and VINCENT J. TRACEY (hereinafter “Employee”), who are collectively referred to herein as the “Parties” and each as a “Party.”

WHEREAS, Employee is employed with RE/MAX;

WHEREAS, Employee intends to retire from RE/MAX and Employee and RE/MAX agree that Employee’s employment with RE/MAX will end effective at the close of business on August 19, 2015 (the “Separation Date”) and this Agreement has been arrived at by mutual consent of the Parties;

WHEREAS, RE/MAX agrees to continue to employ Employee through the Separation Date and to provide Employee with a retirement payment and benefits, which he would not otherwise receive, as consideration for Employee entering into this Agreement, as well as an additional severance agreement, by which Employee and RE/MAX agree to settle, fully and finally, all matters between them;

WHEREAS, Holdings has provided the Employee with a Notice of Restricted Stock Award dated October 9, 2013 (“RSU Notice”), accompanied by a Restricted Stock Unit Agreement (“RSU Agreement”) both of which were acknowledged by the Executive as of October 10, 2013, granting the Executive an award of 11,364 restricted stock units (“Restricted Stock Units”) of which 7,576 will be unvested as of the Separation Date, with one share of Class A common stock of Holdings (the “Common Stock”) issuable for each Restricted Stock Unit in accordance with the terms of the RSU Agreement; and

WHEREAS, the Employee and Holdings entered into an Indemnification Agreement dated on or about October 1, 2013 (the “Indemnification Agreement”);

THEREFORE, in consideration of the terms and promises made in this Agreement, which Employee agrees are sufficient consideration to him in exchange for signing and not revoking this Agreement, the Parties agree as follows:

1.Incorporation of Recitals.  The above recitals are incorporated herein by reference.

2.Payment of all Earned Compensation.  Employee acknowledges and declares that, he has been fully compensated for all work performed and time he has worked while employed by RE/MAX, and that he is not owed any compensation, wages, salary, payments, bonus, equity interest, remuneration or income from RE/MAX of any kind, except as provided in this Agreement.

3.Consideration for Agreement.  In consideration of his signature and non-revocation of this Agreement, RE/MAX shall provide to Employee the following severance benefits:

(a)Compensation.  (i) Salary Continuation:  Continued semi-monthly payment of his current base salary (at the annual rate of Five Hundred Three Thousand Dollars ($503,000)) through the Separation Date.  (ii) Retirement Payment:  If Employee executes and does not revoke an additional release, containing provisions substantially identical to paragraphs 4, 5 and 6 hereof, to be provided to him on or about August 19, 2015 (the “Second Release”), he will receive a retirement payment of Five Hundred Three Thousand Dollars ($503,000) payable in equal semi-monthly installments over twenty-four months commencing on September 1, 2015 in accordance with the Company's normal payroll schedule; and (iii) Special Bonus:  eight (8) days after the Employee executes and does not revoke the Second Release, the Company shall make a payment to Employee of Ten Thousand Dollars ($10,000) and

(b)Restricted Stock Units.  If Employee executes and does not revoke the Second Release, immediately following the effective date of the Second Release, the 7,576 Restricted Stock Units that otherwise would be unvested on the Separation Date shall automatically vest. The shares of Common Stock for all of the foregoing Restricted Stock Units shall be issued to the Employee as soon as practicable after the effective date of the Second Release. The Company shall  provide for all tax payments under Section 5 of the Restricted Stock Agreement by share withholding, unless the Employee provides written notice to the Company at its address above, attention Chief Legal Officer, no later than August 1, 2015, that the Employee wishes to make other arrangements for the satisfaction of such tax payments;

The adequacy of the consideration for this Agreement (the “Salary Continuation”) as well as the adequacy of the consideration to be given in exchange for the Second Release (the “Retirement Benefits”) is hereby acknowledged.  Employee agrees that he is not otherwise entitled to the Salary Continuation and Retirement Benefits and acknowledges that, except as expressly provided in this Agreement, he will not receive any additional severance or benefits. Payment of the Salary Continuation shall be made in accordance with the normal payroll schedule of RE/MAX, LLC beginning with the first regularly scheduled pay date following the Effective Date.

RE/MAX shall treat such payment(s) as income to Employee from which ordinary federal, state and local withholding and taxes shall be deducted.  Employee will indemnify and hold RE/MAX harmless from any cost, liability or expense, including reasonable attorney’s fees, arising from the taxation, if any, of any amounts received by Employee pursuant to this Agreement, including but not limited to any penalties or administrative expenses.

PLEASE READ CAREFULLY.  THESE SECTIONS INCLUDE A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

4.General Release.

(a)Employee agrees that, in consideration of the Salary Continuation as well as the Severance Benefits described in paragraph 3, above, he will, and hereby does, forever and irrevocably release and discharge RE/MAX, its officers, directors, employees, independent contractors, agents, affiliates, parents, subsidiaries, divisions, predecessors, employee benefit plans, purchasers, assigns, representatives, successors and successors in interest (herein collectively referred to as “Releasees”) from any and all claims, actions, agreements causes of action, damages of any kind, demands, debts, defenses, grievances, obligations, contracts, complaints, promises, judgments, expenses, costs, attorneys’ fees, compensation, and liabilities, known or unknown, whatsoever which he now has, has had, or may have, whether the same be at law, in equity, or mixed, in any way arising from or relating to any act, occurrence, or transaction on or before the date of this Agreement, including without limitation his employment and separation of employment from RE/MAX.  This is a General Release.  Employee expressly acknowledges that this General Release includes, but is not limited to, Employee’s intent to release RE/MAX from any claim relating to his employment at RE/MAX, including, but not limited to, tort and contract claims, claims for contribution or indemnity, wrongful discharge claims, pension claims, workers compensation claims, defamation claims, emotional distress claims, employee benefit claims, severance benefits, arbitration claims, statutory claims, injunction claims, claims for damages, claims under any state, local or federal wage and hour law or wage payment or collection law, and claims of discrimination, retaliation or harassment based on age, race, color, sex, religion, handicap, disability, national origin, ancestry, citizenship, marital status, sexual orientation, genetic information or any other protected basis, or any other claim of employment discrimination, retaliation or harassment under the Family and Medical Leave Act (“FMLA”) (29 U.S.C. §§ 2601 et seq.), the Americans With Disabilities Act (42 U.S.C. §§ 12101 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. §§ 701 et seq.), the Age Discrimination In Employment Act (including the Older Workers Benefit Protection Act) (29 U.S.C. §§ 626 et seq., “ADEA”), Title VII of the Civil Rights Acts of 1964 and 1991 as amended (42 U.S.C. §§ 2000e et seq., “Title VII”), the Employee Retirement Income Security Act (29 U.S.C. §§ 1001 et seq.), the Consolidated Omnibus Budget Reconciliation Act of 1985 (29 U.S.C. §§ 1161 et seq.), the Genetic Information Nondiscrimination Act of 2008 (42 U.S.C. §§ 2000ff et seq.), the Fair Labor Standards Act (29 U.S.C. §§ 201 et seq.), the Colorado Anti-Discrimination Act, or any other federal, state, or local law, regulation or ordinance prohibiting employment discrimination or governing employment, or the failure of any compensation, benefit, severance, or retirement  plan or arrangement of RE/MAX to which Employee is a participant, party, or beneficiary (including this Agreement) to fail to comply with or be operated in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, or any similar state or local tax law.

The Parties agree that this General Release provision, and the covenant not to sue provision below, survives and remains in full force and effect in the event RE/MAX or any Releasee institutes an action or proceeding against Employee for breach of any provision of this Agreement.  The Parties agree that this General Release does not release any claims arising out of any alleged breach of this Agreement.

(b)Effective as of the Separation Date, the Company forever releases and discharges the Employee, the Employee’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, from any and all claims of any kind arising out of, or related to, Employee’s employment and separation from employment with the Company and the Company Affiliated Entities, which the Company now have or may have against the Employee, whether known or unknown to the Company, and whether vicarious, derivative, or direct (the “Employee Release”). Notwithstanding anything else herein to the contrary, this Section 3(b) shall not affect and does not release any claims that arise after the date the Company executes this Agreement.

5.Agreement not to Sue.  Employee represents and agrees that he has not, by himself or on his behalf, instituted, prosecuted, filed, or processed any litigation, claims or proceedings against RE/MAX or any Releasees.  Employee agrees, to the maximum extent permitted by law, not to make or file any lawsuits, complaints, or other proceedings against RE/MAX or any Releasee or to join in any such lawsuits, complaints, or other proceedings against RE/MAX or Releasees concerning any matter relating to his employment with RE/MAX or that arose on or prior to the date of this Agreement.  The Parties agree that to the extent, if any, Employee may have a non-waivable right to file or participate in a claim or charge against RE/MAX or Releasees, this Agreement shall not be intended to waive such a right to file or participate.  Employee further agrees and covenants that, to the maximum extent permitted by law, he will not encourage or voluntarily assist or aid in any way others in making or filing any lawsuits, complaints, or other proceedings against RE/MAX, or any other Releasee.

6.No Admission of Liability.  Employee agrees that the above-mentioned consideration is not to be construed as an admission of any wrongdoing or liability on the part of RE/MAX under any statute or otherwise.  Employee further agrees that he is not a prevailing party and that he is not entitled to any costs, expenses or attorney’s fees from RE/MAX.

7.Early Retiree Medical Plan.  Commencing on the Separation Date, Employee and his spouse shall be eligible to participate in the RE/MAX Early Retiree Medical Plan (the "Plan”) as in effect from time to time but in no event amended, during the term ending November 15, 2020, to provide for less benefits than currently offered under the Plan unless such amendment (i) applies uniformly to all persons who became participants in the Plan prior to December 31, 2015 or (ii) applies only to persons who become participants in the Plan subsequent to December 31, 2015. A copy of the Plan as in effect on the date hereof is attached hereto as Exhibit A.

8.Restrictive Covenants.

(a)Confidentiality.  In the course of his employment by the Company, Employee had access to Confidential Information (as defined below) of the Company and its affiliates, subsidiaries and franchisees.  Employee agrees to maintain the strict confidentiality of all Confidential Information.  For purposes of this Agreement, “Confidential Information” shall mean all non-public information and materials of the Company, including information and materials received by the Company from third parties concerning the Company’s business practices and operations.  Confidential Information shall include, but not be limited to, information or data contained in the Company’s financial records, regional and franchise agreements, media and marketing techniques and arrangements, contemplated products and services, purchasing information and other business, strategic and operational data of the Company and its affiliates, subsidiaries and franchises.  Confidential Information includes all other information and materials which are of a proprietary or confidential nature, even if they are not marked as such.  Upon the Effective Date of this Agreement, Employee shall promptly return all Company property, including but not limited to all Confidential Information, retaining no copies.  This provision shall survive the termination of this Agreement indefinitely.

(b)Intellectual Property.  Employee recognizes and agrees that all copyrights, trademarks, patents, and other intellectual property rights to works or marks arising in, from or in connection with Employee’s employment by the Company, and that were within the scope of Employee’s employment by the Company, are the sole and exclusive property of the Company.  Employee agrees not to assert any such rights against the Company or any third party.  Employee agrees to assign, and hereby does assign, to the Company all rights, if any, in or to such works or marks that may have accrued to Employee during his employment.

(c)Agreement Not to Solicit Employees.  For a period of twenty-four (24) months following the Separation Date, Employee shall not, either directly or indirectly, on his own behalf or in the service of or on behalf of others, solicit or recruit (or attempt to solicit or recruit) any person employed by the Company to end their employment with the Company or to provide services to Employee or any other business, organization, program, or activity that directly competes with the Company in the areas of franchising real estate brokerages, real estate brokerage, insurance brokerage or any other defined business in which the Company engaged during the Term (hereinafter the “Company’s Business”).

(d)Agreement Not to Solicit Clients / Franchisees.  For a period of twenty-four (24) months following the Separation Date, Employee shall not directly or indirectly solicit any RE/MAX master franchisee, RE/MAX franchisee, RE/MAX sales associate or RE/MAX vendor, approved supplier or marketing partner to cease doing business with the Company or to otherwise do business with Employee or any entity that directly competes with the Company in the Company’s Business.  Employee shall not advise or consult with any RE/MAX Master Franchisee or RE/MAX Franchisee, for the benefit of such master franchisee or franchisee in any way that is adverse to RE/MAX on the terms of any contract or relationship between such master franchisee or franchisee and RE/MAX.

(e)Agreement Not to Compete.  For a period of twenty-eight (28) months immediately following the Effective Date, Employee shall not, either directly or indirectly, accept employment or perform services on behalf of himself or any individual or entity that directly competes with the Company in the Company’s Business.

(f)Non-Disparagement. Employee agrees to represent the Company in a positive light and not to disparage or in any way communicate to any person or entity any negative information or opinion concerning the Company, its subsidiaries and affiliates, or any of their its past, present or future partners, members, family members, shareholders, officers, directors, employees, franchisees or agents, or any of them.  This provision shall not prohibit Employee from making any statements or taking any actions required by law, or reporting any actions or inactions Employee believes to be unlawful.  This provision shall not be interpreted to require or encourage Employee to make any misrepresentations.

(g)Reasonableness of Covenants.  Employee acknowledges and agrees that the Company conducts the Company’s Business throughout the United States and internationally, that the above covenants cannot be meaningfully restricted geographically, and that the covenants reasonably restrict Employee from competing in any market – domestic or foreign – in which the Company conducts the Company’s Business.

(h)Enforcement Provisions.

(i)The covenants stated above are intended to be separate and divisible provisions, and if, for any reason, any one or more of such provisions shall be held to be invalid or unenforceable, in whole or in part, it is agreed that the invalidity or unenforceability of such provision(s) shall not be held to affect the validity or enforceability of any other provision set forth in this Agreement.

(ii)By signing below, Employee acknowledges and agrees that breach of any of the above covenants will cause the Company irreparable injury that cannot be reasonably or adequately compensated by damages in an action at law.  Accordingly, the Company shall be entitled to injunctive relief for any breach, or anticipated breach, of the covenants in addition to any other rights or remedies the Company may have.

(iii)If Employee breaches any provision of the covenants during the term of any of the Severance Benefits, the Company shall have no further obligation to pay the Severance Benefits, without waiver of any other remedy.   If the Company breaches any of its obligations under paragraph 3 concerning the payment of Severance Benefits following written notice by Employee and a five (5) business day cure period, the Employee shall no longer be bound by the covenants in this paragraph 8 and all sums due to Employee hereunder in Section 3(a) shall become immediately due and payable.

(i)Agreement Freely Entered.  Employee agrees that he has read the above covenants in their entirety and understands all of their terms and conditions, that he has had the opportunity to consult with any individuals of his choice regarding his agreement to the provisions contained herein, including legal counsel of his choice, that he is entering into these covenants of his own free will, without coercion from any source.  Employee agrees that such provisions are reasonable and necessary to protect the interests of the Company.

9.Indemnification and D&O Coverage.

(a)Indemnification.  The Company agrees that if Employee is made a party, or is threatened to be made a party, to any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate or other (“Proceeding”) by reason of the fact that he was a director, officer, executive, agent, manager, consultant or representative of the Company or was serving at the request of the Company or in connection with his duties hereunder as a director, officer, member, executive, agent, manager, consultant, trustee or representative of another person, or if any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information (“Request”) is made, or threatened to be made, that arises out of or relates to and concerns lawful actions of the Employee taken in the scope of Employee’s employment with the Company or in any of the foregoing capacities, then the Employee shall promptly be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s by-laws or Board’s resolutions or, if greater, by applicable law, against any and all costs, claims, causes of action expenses, liabilities and losses (including, without limitation, attorney’s fees, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by Employee in connection with a Proceeding or Request.  Such indemnification shall continue as to Employee even after he has ceased to be a director, member, executive, employee, officer, agent, manager, consultant, trustee or representative of the Company or other person and shall inure to the benefit of Employee’s heirs, executors and administrators.  The Company shall advance to Employee all costs and expenses incurred by his in connection with any Proceeding or Request within fifteen (15) days after receiving written notice from Employee requesting an advance.  Employee’s notice shall include, to the extent required by applicable law, an undertaking by Employee to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses.

(b)D&O Insurance.  For such period as may be necessary under applicable statutes of limitation, the Company shall keep in place a directors and officers liability insurance policy (or policies) providing coverage to Employee for claims relating to or arising out of his employment with the Company.

(c)Indemnification Agreement.  The Indemnification Agreement shall remain in full force and effect and survive the termination of this Agreement indefinitely.

10.Employee Cooperation.  Employee agrees to use commercially reasonable efforts to cooperate with RE/MAX regarding any pending or subsequently filed litigation, proceeding, claim or other disputed item involving RE/MAX that relates to matters within the knowledge or responsibility of Employee during his employment.  Without limiting the foregoing, Employee agrees (i) to meet with RE/MAX's representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this paragraph; (ii) to provide truthful testimony to any court, agency or other adjudicatory body; (iii) to notify RE/MAX within three (3) business days if Employee is contacted by any adverse party or by any representative of an adverse party; and  (iv) not to assist any adverse party or any adverse party's representatives, except as may be required by law.

In addition, the Company agrees that it will share an advance draft of any press release (or portion thereof) it intends to issue regarding this Agreement. Employee agrees that Company may include a quote from Employee, approved in advance by Employee, in any such press release.

11.Non-Disparagement. The Company agree to represent Employee in a positive light and not to disparage or in any way communicate to any person or entity any negative information or opinion concerning the Employee.  This provision shall not prohibit the Company from making any statements or taking any actions required by law, or reporting any actions or inactions the Company believes to be unlawful.  This provision shall not be interpreted to require or encourage the Company to make any misrepresentations.

12.Tax Liability.  Except as otherwise required by applicable law or set forth elsewhere in this Agreement, Employee agrees that he will be exclusively liable for the payment of any taxes, including without limitation, federal, state or local income taxes, social security taxes, or any other taxes, arising out of or resulting from the consideration and/or other benefits paid to his hereunder, and Employee hereby represents that he will pay any such taxes which may be due at the time and in the amount required.  RE/MAX will have the right to withhold or deduct from any compensation payable to Employee under this Agreement all federal, state and local income taxes, social security taxes and all other deductions authorized by law as may now be in effect or may be enacted or required after the Effective Date of this Agreement.

Except as set forth elsewhere herein, Employee agrees to indemnify, defend and hold RE/MAX harmless from payment of any taxes (excluding federal and state unemployment taxes and RE/MAX’s share of social security taxes) which any government agency determines should have been deducted from any consideration paid to Employee by RE/MAX and which were not in fact withheld.

13.Section 409A.

(a)In General.  The intent of the Parties hereto is that this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and that the payments and benefits under this Agreement not be subject to any additional tax or interest imposed by Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance with such intentions.  At the request of the Company, Employee shall perform any act or refrain from any act reasonably required to comply with any correction procedure under Section 409A.  For purposes of this Agreement, the payments described in Section 3 are intended to be exempt or excepted from Section 409A to the maximum extent provided under Section 409A as follows: (i) each payment that is scheduled to be made following Employee’s date of termination of employment or otherwise upon the lapse of a substantial risk of forfeiture and within the applicable 2 1/2 month period specified in Treas. Reg. § 1.409A-1(b)(4) is intended to be a short-term deferral described in Treas. Reg. § 1.409A-1(b)(4); and (ii) each payment, or the portion of any payment, that is not otherwise a short-term deferral is intended to be separation pay due to involuntary separation from service described in Treas. Reg. § 1.409A-1(b)(9)(iii), separation pay described in Treas. Reg. § 1.409A-1(b)(9)(v)(D), or otherwise excluded from Section 409A.  Employee shall have no right to designate the year of payment of any amount payable under this Agreement.

(b)Separation from Service. Any compensation or benefit payable under this Agreement that is payable upon Employee’s termination of employment shall be payable only upon Employee’s “separation from service” within the meaning of Section 409A.

(c)Specified Employee. If, at the time of a Separation from Service of the Employee, the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) (a “Specified Employee”), then any payments and benefits that are nonqualified deferred compensation within the meaning of 409A and that are to be paid or provided pursuant to Section 3(a) upon the Separation from Service of the Employee shall be paid or provided commencing on the later of (i) the date that is six months after the date of such Separation from Service or, if earlier, the date of death of the Employee (in either case, the “Delayed Payment Date”), or (ii) the date or dates on which such amount would otherwise be paid or provided in accordance with Section 3(a). All such amounts that would, but for this Section 13(b), become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.

(d)Stock-Based Awards. The vesting of any stock-based compensation awards that are nonqualified deferred compensation within the meaning of Section 409Aand are held by the Employee, if the Employee is a Specified Employee, shall be accelerated in accordance with this Agreement to the extent applicable; provided, however, that the payment in settlement of any such awards shall occur on the Delayed Payment Date.

(e)Installments. Employee’s right to receive any installment payments payable hereunder shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separately identified, determinable, designated and/or distinct payment for purposes of Section 409A.

(f)Reimbursements. To the extent that any reimbursements payable to Employee pursuant to this Agreement are subject to the provisions of Section 409A, such reimbursements shall be paid to Employee no later than December 31 of the year following the year in which the cost was incurred; the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year; and Employee’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

14.Binding Upon Successors.  The Parties further agree that this Agreement shall be binding upon and inure to the benefit of the personal representatives, heirs, executors, and administrators of Employee and the heirs, executors, administrators, affiliates, successors, predecessors, subsidiaries, divisions, officers, purchasers, agents, assigns, representatives, directors and employees of RE/MAX. RE/MAX agrees that, in the event it is acquired or sold, the obligations of paragraphs 3, 7, 8, 9, 16 and 18 shall continue in full force and effect.

15. Governing Law.  The Parties agree that this Agreement and the rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of Colorado regardless of any principles of conflicts of laws or choice of laws of any jurisdiction.  The Parties agree that any claimed violation of this Agreement must be submitted to binding arbitration under the applicable rules of the American Arbitration Association (“AAA”), or a reasonably equivalent organization, if AAA is not available, with any such arbitration to be held in Denver, Colorado.  Notwithstanding the foregoing the parties agree that RE/MAX is entitled to injunctive relief in a judicial forum to prevent a breach of any provision of paragraph 8 of this Agreement, and the Employee acknowledges and agrees that in the event of any such breach, RE/MAX will suffer an irreparable injury such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury.  In any litigation or arbitration of any dispute between the Parties, the prevailing Party shall bear its or his attorney’s fees and costs and the other costs of any arbitration shall be as awarded by the arbitrator therein.

16.Severability; Interpretation of Agreement.  If any terms of the above provisions of this Agreement are found null, void or inoperative, for any reason, the remaining provisions will remain in full force and effect.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

17.Title, Responsibilities and Transition.  In order to effect a smooth transition of Employee’s responsibilities, during the period from the date Employee signs this Agreement through the Separation Date (the “Transition Period”), the Chief Executive Officer (“CEO”) of RE/MAX, may transition Employee’s title to "President Emeritus" and may assign Employee such duties and responsibilities as shall be deemed advisable in the discretion of the CEO to effect a smooth transition; provided, however, that such duties and responsibilities, if any, so assigned to Employee shall be reasonably consistent with the duties and responsibilities performed by Employee in the twelve (12) months prior to the Effective Date.  Employee shall cooperate reasonably with any reasonable request of RE/MAX or the CEO to assist with the transfer of responsibilities and information from Employee to RE/MAX designees.  As requested by the Company, Employee agrees to sign resignation letters from his positions with the Company and its subsidiaries.

18.Time to Consider Agreement; Revocation.  Employee understands that he has twenty-one (21) days from the date of his receipt of this Agreement to consider his decision to sign it, and that he may unilaterally waive this period at his election.  Employee’s signature on this Agreement constitutes an express waiver of the twenty-one (21) day period.  The Parties agree that any revisions or modifications to this Agreement, whether material or immaterial, will not and did not restart this time period.

Employee acknowledges that he may revoke this Agreement for up to and including seven (7) days after his execution of this Agreement.  Therefore, the “Effective Date” of this Agreement shall be the eighth day following Employee’s execution of the same.

19.Full and Complete Agreement.  The Parties agree and understand that no promises, covenants, representations, understandings or warranties have been made other than those expressly contained herein, and that this Agreement constitutes the entire agreement between the Parties.  The Parties agree that this Agreement shall not be modified except in writing signed by each of the Parties hereto.

20.Agreement Freely Entered.  Each Party represents to the other Parties that it carefully read this Agreement, that it understands all of the terms hereof, that it had a reasonable amount of time to consider its decision to sign this Agreement, that it has been advised in writing and has had the opportunity to discuss all the terms of this Agreement with an attorney of its choice, that in executing this Agreement it does not rely and has not relied upon any representation or statement made by any other Party nor the agents, representatives or attorneys of such Party with regard to the subject matter, basis, or effect of the Agreement, and that it enters into this Agreement voluntarily, of its own free will, without any duress and with knowledge of its meaning and effect.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the dates set forth below.

/s/ Vincent J. Tracey	May 4, 2015
VINCENT J. TRACEY

/s/ Geoff Lewis	May 4, 2015
Geoff Lewis, Executive Vice President
For: RE/MAX, LLC

/s/ Geoff Lewis	May 4, 2015
Geoff Lewis, Executive Vice President
For: RMCO, LLC

/s/ Geoff Lewis	May 4, 2015
Geoff Lewis, Secretary
For: RIHI, Inc.

/s/ Geoff Lewis	May 4, 2015
Geoff Lewis, Executive Vice President
For: RE/MAX Holdings, Inc.

EXHIBIT A

RE/MAX EARLY RETIREE MEDICAL PLAN

RE/MAX, LLC

Early Retiree Medical Program

Effective since January 1, 2006 and updated November 4, 2014

Beginning January 1, 2006, RE/MAX, LLC will provide the employees in a specific benefit classification, defined as the top six (6) executive management positions at RE/MAX, LLC, with the ability to enroll in one of the RE/MAX, LLC employee medical plans when the employee retires from RE/MAX, LLC.

Each employee must meet all of the following requirements to be eligible for the early retiree medical program.  The six (6) requirements are:

1)	Must retire from one of the following executive management positions at RE/MAX, LLC:
•	Chairman
•	Vice-Chairman
•	Chief Executive Officer (CEO)
•	President
•	Chief Operating Officer (COO)
•	Executive Vice President (EVP)
2)	Must reside in the United States, and
3)	Must be younger than Medicare age (currently 65) at retirement, and
4)	Must meet a minimum requirement of 15 years of employment service at RE/MAX, LLC, and
5)	The number of years of employment service and years of age combined must be equal to or greater than the number 70, and
6)	Must be enrolled in the early retiree medical program no later than three (3) months following the date their active employee medical coverage is terminated because of their retirement.

Other Provisions

•

The eligible early retiree may enroll in one of the current medical plans offered by RE/MAX, LLC to eligible active employees.  Currently, two self-insured Open Access medical plans are offered and these plans are underwritten by CIGNA.

•

For calendar year 2015, the monthly medical premium rates for an eligible early retiree for the two Open Access medical plans will be the same as the monthly active employee premium rates.  Having the same medical premium rates for both active employees and eligible early retirees may be changed at any time by either RE/MAX, LLC or CIGNA.  Generally, early retiree medical premium rates are higher than that of active employee premium rates.

•

An eligible early retiree may enroll their eligible dependents for medical coverage.  Eligible dependents will include their eligible dependent spouse if under Medicare age (currently 65) and their eligible dependent children.

•

CIGNA requires RE/MAX, LLC to pay part of the monthly medical premium for eligible early retirees.  RE/MAX, LLC will pay a minimum of 50% of the monthly “employee only” medical premium rate and this same dollar amount toward the other medical premium rate tiers including: employee and spouse, employee and child(ren), and employee and family.
•

The current monthly medical premium rates for the two Open Access plans through CIGNA are shown below.  Also shown is the minimum monthly medical premium amount that RE/MAX, LLC will pay as well as the amount that the early retiree will pay for coverage during calendar year 2014.  The early retiree will make arrangements to pay their share of the monthly medical premium directly to RE/MAX, LLC prior to the beginning of each month of coverage.

CIGNA Medical Plans	Total Monthly Premium 1/1/15 to 12/31/15	Amount of Premium RE/MAX will pay	Amount of Premium Early Retiree will pay
Open Access Classic
Employee Only	$644.50	$322.25	$322.25
Employee and Spouse	$1,350.28	$322.25	$1,028.03
Employee and Child(ren)	$1,156.14	$322.25	$833.89
Employee and Family	$1,875.49	$322.25	$1,553.24
Open Access Premier
Employee Only	$759.46	$379.73	$379.73
Employee and Spouse	$1,590.24	$379.73	$1,210.51
Employee and Child(ren)	$1,354.93	$379.73	$975.20
Employee and Family	$2,199.31	$379.73	$1,819.58

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An eligible early retiree may stay on one of the RE/MAX, LLC medical plans until they reach Medicare age (currently age 65) at which time the early retiree will lose their eligibility and their medical coverage will terminate.  However, if this happens, an eligible dependent spouse may continue to be covered until the spouse reaches Medicare age (currently age 65).

•	If the eligible early retiree pre-deceases their eligible spouse, the spouse may stay on the plan until they reach Medicare age (currently age 65).
•	The early retiree medical program is provided at the discretion of RE/MAX, LLC and CIGNA and may be discontinued by either corporate entity at any time.